Exhibit 99.1

Valley Financial Corporation▲
_________________________________________________________

FOR RELEASE 4:00 p.m. October 14, 2010

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2010

ROANOKE, VIRGINIA (October 14, 2010) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the third quarter 2010 and reported a 166% increase in year-to-date earnings as compared to the first nine months of 2009.

Net income for the nine-month period ended September 30, 2010 was $3,151,000 compared to a net loss of $2,965,000 for the same period last year, an increase of $6,116,000.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders year-to-date was $2,433,000, or $0.52 per diluted common share, as compared to a net loss to common shareholders of $3,681,000, or ($0.79) per diluted common share, for the same period last year.   The Company’s earnings for the nine-month period produced an annualized return on average total assets of 0.56% and an annualized return on average shareholder’s equity of 7.92%.  Loan loss provisions decreased $9,767,000 in comparison to the prior year period, from $9,872,000 in 2009 to $105,000 in the nine-month period ended September 30, 2010.   Ellis L. Gutshall, President and CEO stated, “Our provisioning levels for 2010 have been positively impacted by the successful resolution of several of our problem loan assets which were previously reserved.  Additionally, our overall loan portfolio has declined due to soft loan demand coupled with a number of large principal pay-downs as some of our customers have employed deleveraging strategies to combat this recessionary environment.”

Net income for the three-month period ending September 30, 2010 was $1,048,000 compared to net income of $1,313,000 for the same period last year.  After deducting the dividends and discount accretion on preferred stock, net income available to common shareholders for the three-month period ending September 30, 2010 amounted to $809,000 compared to net income available to common shareholders of $1,071,000 for the same period last year. Diluted earnings per share for the three-month period ending September 30, 2010 were $0.17 compared to $0.23 for the third quarter of 2009.  Valley Financial’s earnings for the third quarter 2010 produced an annualized return on average total assets of 0.54% and an annualized return on average shareholders’ equity of 7.66%.

CEO Gutshall said, “We are obviously quite pleased with our continued strong earnings performance during 2010.  In fact, core earnings in the third quarter of 2010 were actually 33% higher compared to the third quarter of 2009. We recorded $702,000 in gains related to the sale of investment securities during the three months ending September 30, 2009 as compared to $0 in 2010.  Excluding these non-recurring investment gains, net income available to shareholders for the quarter ended September 30, 2009 would have amounted to $608,000 compared to the $809,000 earned in the third quarter of 2010.”

Capital Levels Strong and Improving

Valley Financial Corporation’s capital levels improved from the linked quarter ended June 30, 2010 and remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 12.29% and 13.55%, respectively, at September 30, 2010, improved from the 12.07% and 13.33% reported at June 30, 2010.

Nonperforming Asset Levels and Credit Losses Decrease

The Company’s ratio of non-performing assets as a percentage of total assets decreased 20 basis points to 4.77% as of September 30, 2010, as compared to 4.97% as of June 30, 2010.  Non-performing assets decreased from $37.9 million at June 30, 2010 to $37.3 million at September 30, 2010.  Non-performing assets consisted of non-accrual loans of $16.5 million and foreclosed assets of $18.6 million.   Included in foreclosed assets was one commercial real estate property totaling $16.5 million and residential real estate properties totaling $2.1 million.  Also included in non-performing assets at September 30, 2010 are loans totaling $2.2 million that were past due greater than 90 days.  The Company anticipates full payment of all past due amounts.

Net charge-offs as a percentage of average loans receivable decreased to 0.07% for the third quarter of 2010, compared to 0.55% for the second quarter of 2010, but increased slightly compared to the 0.06% for the same quarter in the prior year.  Net charge-offs for the quarter ended September 30, 2010 were $374,000, in comparison to $3.1 million for the second quarter of 2010 and $332,000 for the same quarter one year ago.

The Company recorded provisions for potential loan losses of $232,000 for the third quarter of 2010, a decrease of $206,000 as compared to the same period last year.  During the third quarter of 2010:
●
the Company added new specific reserves totaling $1,047,000 on commercial real estate, residential real estate and construction and development relationships as a result of continued market devaluation;

●	the Company successfully resolved two problem loan relationships without incurring any principal or interest loss to the Bank and as a result, reversed $680,000 in specific reserves; and
●	the Company recorded a reduction to general reserves of $135,000 as a result of the reduction in the loan portfolio balances.

Due primarily to the successful resolution of this substantial workout situation, the ratio of allowance for loan losses as a percentage of total loans decreased slightly from 2.00% at June 30, 2010 to 1.98% at September 30, 2010.  At September 30, 2010, the Company’s total reserves amounted to $10.7 million, of which $1.0 million are specific reserves on our impaired loans and $9.7 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  Total reserves represented 65% of the nonaccrual loan balances as of September 30, 2010, level with the 65% coverage of nonaccrual loans as of June 30, 2010. CEO Gutshall commented, “While we have experienced some encouraging results with several of the problem loan situations that have developed due to the recession, the continued weakness we see throughout the economic environment remains a concern and warrants continued close monitoring.”

Strong Balance Sheet and Deposit Growth

At September 30, 2010, Valley Financial’s total assets were $781.9 million, total deposits were $626.1 million, total loans stood at $538.1 million and total shareholders' equity was $55.3 million. Compared with September 30, 2009, the Company experienced increases of $71.3 million or 10% in total assets and $81.8 million or 15% in total deposits, while total loans decreased $49.9 million or 9% over the twelve-month period.   Average loans for the third quarter of 2010 were $536.1 million, down 5% or $28.5 million as compared to the second quarter of 2010 while average securities were $107.4 million, up $3.3 million, or 3%, as compared to the second quarter of 2010.  Average deposits were $619.1 million, up $30.3 million or 5% as compared to the $588.8 million for the second quarter of 2010.

CEO Gutshall stated, “We have placed significant strategic emphasis on growing our core deposit base during 2010 and are pleased to report that our efforts have been highly successful due to our innovative and exciting suite of products and exceptional level of customer service offered to our customers.  As a result, we have successfully increased our market share in the Roanoke MSA from 8.33% at June 30, 2009 to 9.28% at June 30, 2010, based upon the FDIC Summary of Deposits Report.  We are now firmly planted in the 4th spot and quickly approaching the 3rd position in our market place.  Total Roanoke MSA deposits increased by $218 million or 3.4% during the year July 1, 2009 through June 30, 2010, while our total deposits increased by $82 million, representing 38% of the total growth in our market.”

The primary deposit categories driving this increase in core deposits over the past 12 months ended September 30, 2010 were as follows:

●	Money Market Accounts, up from $109 Million to $228 Million, or 110%; and
●	Savings Accounts, up from $1 Million to $52 Million, or 5,700%.

At the same time, the Company has been successful in reducing its reliance on higher cost retail certificate of deposits.  These deposits declined from $228 Million to $123 Million, or 46%.

Net Interest Income Improves

The Company’s net interest income was $5.1 million for the three months ended September 30, 2010 compared to $5.0 million reported for the same period last year, an increase of 1%.  The Company’s net interest margin was 2.82% for the three months ended September 30, 2010, down 18 basis points compared to the 3.00% reported for the same period last year and down 14 basis points compared to the 2.96% reported for the linked quarter.   The decrease in net interest

margin during the third quarter is due to a greater portion of earning assets concentrated in liquid assets and securities.  Liquid assets maintained in interest bearing accounts averaged $83.1 million in the third quarter of 2010 compared to an average of $14.7 million during the same period last year and compared to an average of $45.6 million in the second quarter of 2010.

Core Noninterest Income Improves

Noninterest income decreased $536,000 for the three-month period ended September 30, 2010, or 41%, compared to the same period last year, from $1.3 million to $788,000.  However, included in noninterest income for the third quarter of 2009 were gains of $702,000 realized on the sale of securities, as compared to $0 in gains recorded on the sale of securities for the third quarter of 2010.  Excluding these gains, noninterest income increased $166,000, or 27%, from the prior year period.  Specific items to note are as follows:
●	Service charge revenue increased by $55,000, or 18%;
●	Valley Wealth Management Services grew revenues by $68,000, or 119%;
●	Valley Bank Mortgage’s revenue from the sale of mortgages into the secondary market increased $52,000, or 149%;
●	OREO Rental income for the third quarter of 2010 was $96,000 as compared to $0 for the third quarter of 2009; and
●	Gain from partnership interests recognized during the third quarter of 2010 totaled $110,455 as compared to $0 for the third quarter of 2009.

Operating Costs Increase

Non-interest expense for the third quarter of 2010 totaled $4.2 million, up $176,000 or 4% as compared to the quarter ended September 30, 2009.    Compensation expense increased by approximately $85,000, with almost half of the increase the result of lower deferred salary costs in correlation to lower loan growth for the quarter.  Foreclosed asset expense increased by $68,000 with the increase in the number of foreclosures as compared to the previous year. The Company’s efficiency ratio for the three- and nine-month periods of 2010 was 69.69% and 72.12%, respectively, as compared to 61.62% and 68.12%, respectively, for the same periods last year.  Excluding the $702,000 gains realized on the sale of securities in 2009, the 2009 ratios would have been 69.07% and 72.11%, respectively, both virtually unchanged.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

Nine Months Ended 9/30/10
Net interest income, non tax-equivalent	$15,250

Less: tax-exempt interest income	(401)
Add: tax-equivalent of tax-exempt interest income	608

Net interest income, tax-equivalent	$15,457

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited
	9/30/10	9/30/09
Assets
Cash and due from banks	$6,296	$6,084
Interest-bearing deposits in banks	76,993	25,045
Federal funds sold	-	300
Investment securities:
Securities available-for-sale	102,575	53,964
Securities held-to-maturity	10,082	12,491
Restricted equity securities	5,828	5,737
Total investment securities	118,485	72,192
Loans	538,117	587,983
Less: allowance for loan losses	(10,669)	(13,321)
Net loans	527,448	574,662

Foreclosed assets, net	18,608	2,018
Premises and equipment, net	7,429	7,854
Bank owned life insurance	14,336	12,798
Accrued interest receivable	2,363	2,588
Other assets	9,981	7,094
Total assets	$781,939	$710,635

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$15,632	$17,451
Interest-bearing deposits	610,508	526,861
Total deposits	626,140	544,312

Securities sold under agreements to repurchase	17,019	21,116
FHLB borrowings	63,000	68,000
Trust preferred subordinated debt	16,496	16,496
Accrued interest payable and other liabilities	3,995	5,808
Total liabilities	726,650	655,732

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at September 30, 2010 and September 30, 2009, respectively	15,454	15,299
Common stock, no par value; 10,000,000 shares authorized; 4,680,251 shares issued and outstanding at September 30, 2010 and September 30, 2009, respectively	23,508	23,334
Retained earnings	15,310	15,836
Accumulated other comprehensive income	1,017	434
Total shareholders’ equity	55,289	54,903
Total liabilities and shareholders’ equity	$781,939	$710,635

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
Unaudited

	3 Months Ended		9 Months Ended
	9/30/10	9/30/09	9/30/10	9/30/09
Interest Income:
Interest and fees on loans	$7,154	7,840	$21,828	$22,638
Interest on securities–taxable	789	665	2,309	2,590
Interest on securities-nontaxable	148	144	401	389
Interest on deposits in banks	46	8	91	10
Total interest income	8,137	8,657	24,629	25,627
Interest Expense:
Interest on deposits	2,333	2,754	7,112	8,322
Interest on short-term borrowings	209	153	721	341
Interest on long-term borrowings	410	588	1,232	1,875
Interest on junior subordinated debentures	100	106	281	382
Interest on federal funds purchased and securities sold
under agreements to repurchase	12	15	33	63
Total interest expense	3,064	3,616	9,379	10,983
Net interest income	5,073	5,041	15,250	14,644
Provision for loan losses	232	438	105	9,872
Net interest income after provision for loan losses	4,841	4,603	15,145	4,772

Noninterest Income:
Service charges on deposit accounts	361	306	1,003	875
Income earned on bank owned life insurance	137	138	407	408
Realized gain on sale of securities	-	702	-	969
Realized gain/(loss) on sale of foreclosed assets	(187)	-	(195)	(165)
Other income	477	178	788	395
Total noninterest income	788	1,324	2,003	2,482
Noninterest Expense:
Compensation expense	2,043	1,958	6,080	5,607
Occupancy and equipment expense	390	394	1,185	1,230
Data processing expense	263	264	820	762
Advertising and marketing expense	102	80	303	216
Insurance	287	274	1,159	1,012
Audit fees	53	62	180	168
Legal	149	181	290	463
Franchise tax expense	123	106	370	319
Deposit expense	122	115	343	290
Loan expenses	60	71	215	264
Computer software expense	105	108	296	325
Consulting fees	103	86	312	260
Foreclosed asset expenses, net	91	23	262	101
Other expense	296	289	927	921
Total noninterest expense	4,187	4,011	12,742	11,938
Income/(loss) before income taxes	1,442	1,916	4,406	(4,684)
Income tax expense	394	603	1,255	(1,719)
Net income/(loss)	$1,048	$1,313	$3,151	$(2,965)

Preferred stock dividend and accretion of preferred stock discount	239	242	718	716
Net income/(loss) available to common shareholders	$809	$1,071	$2,433	$(3,681)

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	3 Months Ended		9 Months Ended
	9/30/10	9/30/09	9/30/10	9/30/09

PER COMMON SHARE
Earnings per share – basic	$0.17	$0.23	$0.52	$(0.79)
Earnings per share – diluted	$0.17	$0.23	$0.52	$(0.79)
Book value			$8.29	$8.37

FINANCIAL RATIOS
Return on average assets	0.54%	0.74%	0.56%	(0.57%)
Return on average shareholders’ equity	7.66%	9.57%	7.92%	(6.93%)
Net interest margin (FTE)	2.82%	3.00%	2.91%	2.99%
Efficiency - Consolidated	69.69%	61.62%	72.12%	68.12%
Efficiency – Bank only	67.68%	60.31%	69.93%	66.31%
Total risk based capital – Consolidated			13.55%	13.19%
Total risk based capital – Bank only			12.53%	12.06%
Net charge-off to average loans	0.07%	0.06%	0.73%	0.72%

ALLOWANCE FOR LOAN LOSSES
Beginning balance			$14,630	$7,592
Provision for loan losses			105	9,872
Charge-offs			(4,117)	(4,150)
Recoveries			51	7
Ending balance			$10,669	$13,321

ASSET QUALITY RATIOS
Nonperforming assets to total assets			4.77%	3.03%
Allowance for loan losses to total loans			1.98%	2.27%
Allowance for loan losses to nonaccrual loans			64.8%	77.1%

COMPOSITION OF RISK ASSETS
Nonperforming assets:
90 days past due			$2,231	$2,217
Nonaccrual			16,474	17,285
OREO/Repos			18,608	2,018
Troubled Debt Restructurings			-	42
Total nonperforming assets			$37,313	$21,562